Exhibit 99.1

Investor Contacts: Carl J. Crosetto GSC Group 973-437-1007 Michael H. Yip GSC Group 973-593-5424

GSC Investment Corp. Announces First Quarter 2008 Financial Results
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NEW YORK, July 12, 2007 – GSC Investment Corp. (NYSE:GNV), a business development company externally managed by GSC Group, today announced results for the quarter ended May 31, 2007.

First Quarter 2008 Summary

•	Completed IPO on March 28, 2007

•	GAAP net income of $3.7 million, or $0.44 per share (basic and diluted)

•	Adjusted net investment income of $2.2 million, or $0.26 per share (basic and diluted )[1]

•	Adjusted net gain on investments of $1.5 million, or $0.18 per share (basic and diluted)[1]

•	Net asset value of $14.21 per share as of May 31, 2007

•	Paid a $0.24 per share dividend on June 6, 2007 for the partial quarter

Operating Results
For its first quarter of operations, GSC Investment Corp. reported net income of $3.7 million or $0.44 per share.  Adjusted net investment income for the first quarter was $2.2 million or $0.26 per share. Adjusted net gain on investments was $1.5 million or $0.18 per share.  Net asset value was $14.21 per share as of May 31, 2007.  The Company's results for the partial quarter reflect its investment activities which commenced on March 28, 2007 (the completion of its IPO).

"We are pleased with the first quarter results which reflect our ability to source attractive investment opportunities using GSC Group's corporate credit platform." said Thomas V. Inglesby, Chief Executive Officer of GSC Investment Corp.

Portfolio and Investment Activity

As of May 31, 2007, the company’s portfolio consisted of $208.9 million in aggregate principal amount of investments.  The company had 41 investments in 34 portfolio companies with an average investment size of $5.1 million and a weighted average life of 3.9 years.  The overall portfolio composition consisted of 13.4% first lien term loans, 42.9% second lien term loans, 18.5% senior secured notes, 23.8% unsecured notes, and 1.4% equity/limited partnership interests.

During the quarter, GSC Investment Corp. made investments in an aggregate principal amount of $243.1 million.  Also during the quarter, the company had $34.2 million in repayments and sales of investments resulting in net investments of $208.9 million for the period.

As of May 31, 2007, the weighted average current yields on the company’s first lien term loans, second lien term loans, senior secured notes and unsecured notes were 9.5%, 11.8%, 11.1% and 11.6%, respectively, which results in an aggregate weighted current yield of 11.3%.    As of May 31, 2007, 45.5% or $95.0 million of its interest-bearing portfolio was fixed rate debt with a weighted average current yield of 11.3%, and 55.5% or $113.9 million of its interest-bearing portfolio was floating rate debt with a weighted average current spread of LIBOR plus 5.6%.

 “We believe we have constructed an attractive and diversified portfolio in terms of geography, industry and position in the capital structure," continued Inglesby, "We continue to focus our energies on sourcing attractive investment opportunities."

Liquidity and Capital Resources

On March 28, 2007, GSC Investment Corp. completed its initial public offering and received net proceeds of $101.7 million.  As of May 31, 2007, the company had borrowed an aggregate of $100.2 million under its credit facilities and had $25.5 million of undrawn commitments remaining.

Dividend

On June 6, 2007, GSC Investment Corp. paid a dividend of $0.24 per share.

2008 First Quarter Conference Call/Webcast Information

When: Friday, July 13, 2007, 10:00 a.m. Eastern Time (ET)

Call: Interested parties may participate by dialing (866) 802-6730 (U.S. and Canada) or (913) 643-4200 (outside U.S. and Canada).

A replay of the call will be available from 1:00 p.m. ET on Friday, July 13, 2007 through midnight Friday, July 20, 2007 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (outside U.S. and Canada), passcode for both replay numbers: 4863041.

Webcast: Interested parties may also access a simultaneous webcast of the call by going to http://ir.gscinvestmentcorp.com/events.cfm. A replay of the webcast will be available from 1:00 p.m. ET on Friday, July 13, 2007 through midnight Friday, July 20, 2007.

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company that invests primarily in first and second lien term loans and mezzanine debt of private, U.S. middle-market companies and high yield bonds. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company also may opportunistically invest in distressed debt; debt and equity securities of public companies; credit default swaps; emerging market debt; and collateralized debt obligation vehicles holding debt, equity or synthetic securities. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Group's corporate credit group manages approximately $8.5 billion of assets2 in leveraged loans, high yield bonds and mezzanine debt.  GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

Forward Looking Statements

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements. These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Note About Forward-Looking Statements” included in the Company’s 10-K which has been filed with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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1 Basic and diluted adjusted net investment income per share and adjusted net gain on investments per share are non-GAAP financial measures.  Adjusted net investment income per share is the per share increase in net assets from operations less realized and unrealized gains and losses, and any incentive management fees attributable to such net realized gains and losses.  Adjusted net gain on investments per share is the net gain on investments per share less any incentive management fees attributable to such net realized gains and losses.  The most directly comparable GAAP financial measure is the net per share increase in net assets from operations, which is reflected above as GAAP net income under the heading “First Quarter 2008 Summary.”  GSC Investment Corp. believes that adjusted net investment income per share and adjusted net gain on investments per share provide useful information to investors regarding financial performance because it is one method GSC Investment Corp. uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliations of basic and diluted adjusted net investment income per share and adjusted net gain on investments per share to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

2 As of March 31, 2007.  Includes leverage and warehoused assets.

GSC Investment Corp.

Consolidated Balance Sheets

	As of
	May 31, 2007	February 28, 2007
	(Unaudited)
ASSETS

Investments at fair value (amortized cost of $208,010,746 and $0, respectively)
Non-control/non-affiliate investments	$205,938,745	$-
Control investments	2,583,634	-
Affiliate investments	239,168	-
Total investments at fair value	208,761,547	-
Cash and cash equivalents	2,265,303	1,030
Cash, securitization accounts	3,590,672	-
Interest receivable	4,441,802	-
Receivable from open trades	410,586	-
Due from manager	673,662	-
Other assets	976,132
Deferred financing costs, net	1,171,612	-
Deferred offering costs	-	808,617

Total assets	$222,291,316	$809,647

LIABILITIES

Debt	$100,208,119	$-
Accounts payable and accrued expenses	554,550	105,000
Interest and credit facility fees payable	690,312	-
Management and incentive fees payable	719,856	-
Dividend payable	1,989,932	-
Accrued offering cost	266,883	760,000
Due to affiliate	-	73,810
Total liabilities	$104,429,652	$938,810

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, par value $.0001 per share, 100,000,000 common shares
authorized, 8,291,384 and 66 2/3 common shares issued and outstanding, respectively	829	-
Capital in excess of par value	114,311,250	1,000
Accumulated undistributed net investment income (loss)	1,827,736	(130,163)
Accumulated net realized gain on sale of investments	1,021,068	-
Net unrealized appreciation on investments and derivatives	700,781	-
Total stockholders' equity (deficit)	117,861,664	(129,163)

Total liabilities and stockholders' equity (deficit)	$222,291,316	$809,647

NET ASSET VALUE PER SHARE	$14.21	n/a

GSC Investment Corp.

Consolidated Statement of Operations

For the three months ended May 31, 2007
(unaudited)
INVESTMENT INCOME
Interest from investments	$3,680,845
Interest from cash and cash equivalents	21,051
Management fee income	383,562
Other income	16,603
Total investment income	4,102,061

EXPENSES
Interest and credit facility expenses	720,765
Professional fees	542,616
Base management fees	360,488
Incentive management fees	359,368
Insurance	118,041
Directors fees	96,090
Administrative	45,692
Cost of acquiring management contract	144,000
Organizational expense	22,868
Expenses before manager reimbursement	2,409,928
Expense reimbursement	(265,766)
Total expenses net of expense reimbursement	2,144,162

NET INVESTMENT INCOME	1,957,899

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain on sale of investments	1,021,068
Net change in unrealized appreciation on investments	750,801
Unrealized depreciation on derivatives	(50,020)
Net gain (loss) on investments	1,721,849

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$3,679,748

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.44

COMMON STOCK OUTSTANDING—BASIC AND DILUTED	8,291,384

Schedule I Reconciliation to Basic and Diluted GAAP EPS

Reconciliation of basic and diluted adjusted net investment income per share and basic and diluted adjusted net gain on investments per share to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended May 31, 2007 is provided below.

	For the three months ended May 31, 2007
	(unaudited)

Net investment income per share, basic and diluted	$0.24
Incentive fees attributed to gains (losses)	$0.02
Adjusted net investment income per share, basic and diluted		$0.26

Net gain on investments per share, basic and diluted	$0.20
Incentive fees attributed to gains (losses)	$(0.02)
Adjusted net gain on investments per share, basic and diluted		$0.18

Basic and diluted GAAP EPS		$0.44

(1) Basic and diluted adjusted net investment income per share and basic and diluted adjusted net gain on investments per share are non-GAAP financial measures. Adjusted net investment income per share is the net per share increase in net assets from operations less realized and unrealized gains and losses and any incentive management fees attributable to such net realized gains and losses. Adjusted net gain on investments per share is the net gain on investments per share less any incentive management fees attributable to such net realized gains and losses. The company believes that adjusted net investment income per share and adjusted net gain on investments per share provide useful information to investors regarding financial performance because it is one method the company uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.